CONSULTING AND MARKETING
                               SERVICES AGREEMENT


THIS AGREEMENT made as of the 6th day of August 2001


BETWEEN: MICHAEL HALE having offices at 1919B 4th Street, S.W., Alberta, Canada
         T2s 0W2.

(hereinafter referred to as "Consultant" l")

AND: HAVANA REPUBLIC, INC., a business established pursuant to the laws of the state of Florida, having offices at 1360 Weston road Weston Florida 33326 and trading on the OTC Bulletin Board under the symbol "HVAR"

(hereinafter referred to as  "Havana Republic")


WHEREAS:

A. Havana Republic wishes to hire Consultant to provide certain financial /business consulting services to Havana Republic(as further detailed in Section 2 below), and is qualified to render the aforesaid services;

B. Consultant has indicated his willingness to accept and undertake the duties and responsibilities on the terms and conditions set out herein, and will perform said duties and responsibilities as an independent contractor to Havana Republic;

C. The parties have agreed that the terms and conditions of such contractual work will be as hereinafter set forth.


         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, that the parties have agreed as follows:

1.       TERM

         Subject to the provisions contained herein, the duration of this Agreement shall be for a period of twelve (12) months, commencing August 6, 2001 and concluding on August 5, 2002 (the "Term"), unless terminated or renewed in accordance with the terms and provisions of this Agreement.


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2.       SERVICES / SCOPE OF WORK TO BE PERFORMED

         Consultant is hereby engaged by Havana Republic in a consulting / advisory capacity for the Term of the Agreement.

         The services to be rendered by Consultant shall include Introduction to sources of Investment Capital, potential Market Makers, advise on Strategic Business development in North and South America.. Consultant will provide Havana Republic with periodic updates as to the progress and activity of Consultant at the request of Havana Republic. Lastly, Consultant agrees to use his best efforts to perform the services required under this Agreement. Consultant represents that the services provided herein are not in connection with or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for Havana Republic's securities.


3.       REMUNERATION

         Immediately upon signing this Agreement, Havana Republic shall pay to Consultant the sum of seven million five hundred thousand (7,500,000) shares of Havana Republic (HVAR : NASDAQ BB) which shares shall be registered by Havana Republic in an S-8 Registration Statement which shall be filed within five days of the execution of this Agreement and will thereafter be issued as free trading shares and delivered via over night courier the following business day to:
MICHAEL HALE at 1919B 4th Street, S.W., Alberta, Canada T2s 0W2.

4.       GOVERNING LAW

         All matters arising out of this Agreement shall be determined and decided under the laws, regulations and rules of the State of Florida.

5.       ARBITRATION

         If a dispute should arise under any of the terms of this Agreement, both parties agree to submit the matter to Binding Arbitration according to the rules of the American Arbitration Association. In this regard, a request by either party for arbitration shall be binding on the other. Arbitration shall take place in the state of Florida before a one-arbitrator panel sitting in Miami-Dade County, Florida.

6.       HEADINGS

         The headings used in this Agreement are for ease of reference only and shall not affect the meaning or the interpretation of this Agreement.

7.       NO PARTNERSHIP

         Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other party.


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8.       SURVIVAL

         Each party hereby agrees that all representations, warranties and other provisions contained in this Agreement shall forever survive the execution and delivery of this Agreement.


9.       SEVERABILITY

         The invalidity or non-enforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or part of this Agreement, and the parties hereby undertake to re-negotiate in good faith any such invalid or unenforceable provision, with a view to concluding valid and enforceable arrangements as nearly as possible the same as those contained in this Agreement.


10.      ENTIRE AGREEMENT

         The provisions contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter and supersede all prior communications, proposals, representations and agreements, whether oral or written, with respect to the subject matter of this Agreement.


11.      NOTICES

         All notices, demands and payments under this Agreement must be in writing and sent by certified mail, or may be delivered personally or by facsimile transmission to the addresses as first written above, or such other addresses as October from time to time be notified in writing by the parties followed by the mailing of such notice by certified mail.


12.      AMENDMENTS

         No term or provision hereof may be amended except by an instrument in writing signed by all of the parties to this Agreement.


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13.      COUNTERPARTS

         This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original and such counterparts together shall constitute one and the same instrument.



14.      DISCLOSURE

         In consideration of the confidential nature of the business contemplated herein, Consultant and Havana Republic agree not to disclose or otherwise reveal to any third party any information pertaining to either Consultant or Havana Republic business activities without prior written permission, except as may be required by law.


         IN WITNESS THEREOF, the authorized representatives of Consultant and Havana Republic indicate their acceptance of the terms and conditions of this Agreement as outlined above as of the day and year first above written, and by affixing their duly authorized signatures below, Consultant and Havana Republic hereby agree to the full activation of this Agreement.


                                   Havana Republic, Inc.




           MICHAEL HALE            By:  /S/ STEVE SCHATZMAN
           ------------                --------------------
           Michael Hale                   Steve Schatzman, President


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